Exhibit 15.1

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

We have reviewed, in accordance with standards established by the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Financial Trust (formerly RAIT Investment Trust) and Subsidiaries for the three month periods ended March 31, 2006 and 2005, as indicated in our report dated May 9, 2006 (except for note 6 and note 14, as to which the date is December 27, 2006); for the three and six month periods ended June 30, 2006 and 2005, as indicated in our report dated August 8, 2006 (except for note 6 and note 14, as to which the date is December 27, 2006); and for the three and nine month periods ended September 30, 2006 as indicated in our report dated November 8, 2006 (except for note 6 and note 15, as to which the date is December 27, 2006); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Current Report on Form 8-K filed January 4, 2007 are incorporated by reference in the Registration Statements on Form S-3 (File No. 333-103618, effective on March 14, 2003; File No. 333-69366, effective on October 18, 2001; and File No. 333-78519, effective May 14, 1999) and Form S-8 (File No. 333-125480, effective on June 3, 2005; File No. 333-109158, effective on September 26, 2003; File No. 333-100766, effective on October 25, 2002; and File No. 333-67452, effective on August 14, 2001).

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of a Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

January 4, 2007